EXHIBIT 99.1

               Melanie Dreher Elected Beverly Director

    FORT SMITH, Ark.--(BUSINESS WIRE)--Aug. 6, 2004--Beverly Enterprises, Inc. (NYSE: BEV) today announced that Melanie Creagan Dreher, Ph.D., RN, FAAN has been elected to the company's Board of Directors.
    Dr. Dreher is Kelting Dean and Professor, College of Nursing, at the University of Iowa. Previously, she held administrative and teaching positions at the University of Massachusetts in Amherst, University of Miami and Columbia University. She is a widely published author and a leading authority on the effects of drug use in various cultures.
    Dr. Dreher earned a Ph.D. with distinction in anthropology from Columbia University, a Master of Philosophy degree from Columbia University, a Master of Arts degree in anthropology from the Teachers College at Columbia University, and she graduated magna cum laude from Long Island University with a Bachelor of Science degree in nursing.
    She is a past president of the Sigma Theta Tau International Nursing Honor Society, a board member of the American Association of Colleges of Nursing, and a Fellow of the American Nurses Association.
    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. Beverly operates 356 skilled nursing facilities, as well as 18 assisted living centers, and 43 hospice centers. Through Aegis Therapies, Beverly also offers rehabilitative services on a contract basis to facilities operated by other care providers.

    CONTACT: Beverly Enterprises Inc., Fort Smith
             Investor Contact:
             James M. Griffith, 479-201-5514
             or
             News Media Contact:
             Blair C. Jackson, 479-201-5263
             www.beverlycares.com